As filed with the Securities and Exchange Commission on February 7, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAIR ISAAC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-1499887
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

FAIR ISAAC CORPORATION

2012 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

Fair Isaac Corporation

901 Marquette Avenue, Suite 3200

Minneapolis, MN 55402 (Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: 612-758-5200

Copies to:

W. Morgan Burns

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.01 par value, including Preferred Stock Purchase Rights (3)	6,000,000	$36.64	$219,840,000	$25,193.66

(1)	This registration statement also will cover any additional shares of Common Stock that become issuable under the 2012 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sale prices per share of the Registrant’s Common Stock as quoted on the New York Stock Exchange on January 31, 2012.
(3)	Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced separately from the Common Stock.

EXPLANATORY NOTE

The board of directors of Fair Isaac Corporation (the “Company”) adopted the Company’s 2012 Long-Term Incentive Plan (the “Plan”) on November 22, 2011, subject to stockholder approval, and the stockholders of the Company approved the adoption of the Plan on February 7, 2012. As provided in the Plan, 6,000,000 shares of common stock, par value $.01 per share (“Common Stock”) are available for issuance thereunder. The purpose of this registration statement is to register the 6,000,000 shares of Common Stock issuable under the Plan.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are, as of their respective dates, incorporated by reference in this registration statement:

(a) The Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2011, as amended (which incorporates by reference certain portions of the Company’s definitive proxy statement for the Company’s 2012 Annual Meeting of Stockholders);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c) The description of the Company’s Common Stock contained in a registration statement filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating that description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by Delaware law, the Company has included in its restated certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Company’s restated certificate of incorporation provides that the Company is required to indemnify its officers and directors to the fullest extent authorized by the Delaware General Corporation Law. The Company is also required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The Company has entered into indemnification agreements with its directors and certain of its officers. Under the terms of the indemnification agreements, the Company has generally agreed to indemnify and advance expenses to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit.

The Company has obtained and intends to maintain directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Composite Restated Certificate of Incorporation of Fair Isaac Corporation. (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q filed on February 8, 2010.)

4.2	Bylaws of Fair Isaac Corporation. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q filed on February 8, 2010.)

4.3	Rights Agreement, dated as of August 8, 2011, between Fair, Isaac and Company, Incorporated and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A filed on August 10, 2001.)

4.4	Amendment Number 1, dated May 21, 2009, to the Rights Agreement between Fair, Isaac and Company, Incorporated and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on May 26, 2009.)

5	Opinion of Faegre Baker Daniels LLP, counsel for the Registrant.

23.1	Consent of Faegre Baker Daniels LLP. (Contained in Exhibit 5 to this Registration Statement.)

23.2	Consent of Independent Registered Public Accounting Firm.

99	Fair Isaac Corporation 2012 Long-Term Incentive Plan. (Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on January 4, 2012.)

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Rafael, State of California on the 7th day of February, 2012.

FAIR ISAAC CORPORATION

By	/s/ Mark R. Scadina
Mark R. Scadina Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on February 7, 2012 by the following persons in the capacities indicated:

Name	Title
/s/ William J. Lansing	President, Chief Executive Officer and Director
William J. Lansing Principal Executive Officer

/s/ Michael J. Pung	Senior Vice President and Chief Financial Officer
Michael J. Pung Principal Financial Officer

/s/ Michael S. Leonard	Chief Accounting Officer–Vice President
Michael S. Leonard Principal Accounting Officer

/s/ A. George Battle	Director
A. George Battle

/s/ Nicholas F. Graziano	Director
Nicholas F. Graziano

/s/ James D. Kirsner	Director
James D. Kirsner

/s/ Rahul N. Merchant	Director
Rahul N. Merchant

/s/ David A. Rey	Director
David A. Rey

/s/ Duane E. White	Director
Duane E. White

INDEX TO EXHIBITS

No.	Description	Manner of Filing
4.1	Composite Certificate of Incorporation	Incorporated by Reference

4.2	Bylaws	Incorporated by Reference

4.3	Rights Agreement, dated as of August 8, 2011, between Fair, Isaac and Company, Incorporated and Mellon Investor Services LLC	Incorporated by Reference

4.4	Amendment Number 1, dated May 21, 2009, to the Rights Agreement between Fair, Isaac and Company, Incorporated and Mellon Investor Services LLC	Incorporated by Reference

5	Opinion of Faegre Baker Daniels LLP, counsel for the Registrant	Filed Electronically

23.1	Consent of Faegre Baker Daniels	Contained in Exhibit 5 to this Registration Statement

23.2	Consent of Independent Registered Public Accounting Firm.	Filed Electronically

99	Fair Isaac Corporation 2012 Long-Term Incentive Plan	Incorporated by Reference